Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 28, 2014 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 28, 2014.

Sales increased 8% to $257.1 million from $237.0 million in last year’s third quarter. Net earnings increased 12% to $23.7 million in the current quarter from $21.2 million last year. Earnings per diluted share increased 13% to $1.26 for the third quarter from $1.12 last year. Operating income increased 10% to $35.7 million in the current quarter from $32.4 million in the year ago quarter.

For the nine months ended June 28, 2014, sales increased 6% to $666.0 million from $629.8 million in last year’s nine months.  Net earnings increased 13% to $49.6 million in the nine months from $44.1 million last year.  Earnings per diluted share increased to 13% to $2.64 for the nine months from $2.33 last year.  Operating income increased 11% to $74.0 million from $66.6 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“All of our business groups contributed to our record quarter. We had particular strong sales growth in our food service soft pretzel category led by our newer products such as pretzel rolls and sticks. Our ICEE group also had record sales and earnings and our retail grocery group had higher earnings as well.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

-more-

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net Sales	$257,113	$237,036	$665,957	$629,770

Cost of goods sold	172,745	161,714	460,570	442,162
Gross Profit	84,368	75,322	205,387	187,608

Operating expenses
Marketing	21,274	19,554	56,825	53,499
Distribution	19,314	16,750	51,816	47,863
Administrative	7,883	7,063	21,648	20,122
Other general expense (income)	234	(429)	1,132	(480)
	48,705	42,938	131,421	121,004

Operating Income	35,663	32,384	73,966	66,604

Other income (expense)
Investment income	1,159	904	3,273	2,576
Interest expense & other	(26)	(29)	(89)	(82)

Earnings before income taxes	36,796	33,259	77,150	69,098

Income taxes	13,118	12,087	27,525	25,040

NET EARNINGS	$23,678	$21,172	$49,625	$44,058

Earnings per diluted share	$1.26	$1.12	$2.64	$2.33

Weighted average number of diluted shares	18,832	18,913	18,814	18,890

Earnings per basic share	$1.27	$1.13	$2.66	$2.34

Weighted average number of basic shares	18,686	18,807	18,686	18,804

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	(unaudited)
	June 28,	September 28,
	2014	2013
Cash and cash equivalents	$67,754	$97,345
Current marketable securities held to maturity	-	256
Other current assets	197,832	167,116
Property, plant and equipment, net	158,673	147,164
Goodwill	86,265	76,899
Other intangible assets, net	52,345	44,012
Marketable securities held to maturity	2,000	2,000
Marketable securities available for sale	129,640	107,664
Other	3,726	3,205
Total	$698,235	$645,661

Current Liabilities	$103,882	$83,239
Long-term obligations under capital leases	402	136
Deferred income taxes	45,807	45,183
Other long-term liabilities	525	538
Stockholders' Equity	547,619	516,565
Total	$698,235	$645,661

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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